Securities Act File No. 333-235943

As filed with the Securities and Exchange Commission on May 15, 2020

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-14

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 ☒

Pre-Effective Amendment No. ☐	Post-Effective Amendment No. 2 ☒

REALITY SHARES ETF TRUST

(Exact Name of Registrant as Specified in Charter)

402 West Broadway, Suite 2800

San Diego, CA 92101

(Address of Principal Executive Offices) (Zip Code)

(619) 487-1445

(Registrant’s Area Code and Telephone Number)

Eric Ervin

c/o Reality Shares Advisors, LLC

402 West Broadway, Suite 2800

San Diego, CA 92101

(Name and Address of Agent for Service of Process)

Copy to:

Laura E. Flores

Morgan, Lewis & Bockius LLP

1111 Pennsylvania Avenue NW
Washington, DC 20004-2541

It is proposed that this filing will become effective immediately upon filing pursuant to Rule 462(d) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 to Reality Shares ETF Trust’s (the “Registrant”) Registration Statement on Form N-14 (File No. 333-235943) (the “N-14 Registration Statement”) is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of filing certain exhibits to the N-14 Registration Statement. Accordingly, this Post-Effective Amendment No. 2 to the N-14 Registration Statement consists only of a facing page, this explanatory note, and Part C. The Registrant hereby incorporates by reference the Combined Information Statement and Prospectus and Statement of Additional Information, filed as Parts A and B, respectively, in Post-Effective Amendment No. 1 to the N-14 Registration Statement, as filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 28, 2020 (Accession No. 0001104659-20-027252).

As permitted by Rule 462(d) under the Securities Act, this Post-Effective Amendment No. 2 shall become effective upon filing with the SEC.

PART C

OTHER INFORMATION

Item 15.	Indemnification:

Please see Article VII of the Amended and Restated Agreement and Declaration of Trust dated November 7, 2013 (the “Declaration of Trust”) of Reality Shares ETF Trust (the “Registrant” or the “Trust”), which is filed as Exhibit (1)(c) to the Registrant’s Registration Statement and is incorporated herein by reference.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “1933 Act”) may be permitted to trustees, directors, officers and controlling persons of the Registrant by the Registrant pursuant to the Declaration of Trust or otherwise, the Registrant is aware that in the opinion of the SEC, such indemnification is against public policy as expressed in the 1933 Act and, therefore, is unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by trustees, directors, officers or controlling persons of the Registrant in connection with the successful defense of any act, suite or proceeding) is asserted by such trustees, directors, officers or controlling persons in connection with the shares being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issues.

Item 16.	Exhibits:

(1)(a)	Registrant’s Certificate of Trust dated March 26, 2014 (the “Certificate of Trust”) is incorporated herein by reference to Exhibit (a)(1) to the Registrant’s Registration Statement on Form N-1A (File No. 333-192288), as filed with the U.S. Securities and Exchange Commission (the “SEC”) via EDGAR Accession No. 0001193125-13-438546 on November 12, 2013.

(1)(b)	Certificate of Amendment dated September 13, 2013 to the Certificate of Trust is incorporated herein by reference to Exhibit (a)(2) to Pre-Effective Amendment No. 3 to the Registrant’s Registration Statement on Form N-1A (File No. 333-192288), as filed with the SEC via EDGAR Accession No. 0001193125-14-260683 on July 3, 2014.

(1)(c)	Registrant’s Declaration of Trust is incorporated herein by reference to Exhibit (a)(3) to the Registrant’s Registration Statement on Form N-1A (File No. 333-192288), as filed with the SEC via EDGAR Accession No. 0001193125-13-438546 on November 12, 2013.

(2)	Registrant’s Amended and Restated By-Laws dated November 7, 2013, as amended and restated March 9, 2016, are incorporated herein by reference to Exhibit (b) to Post-Effective Amendment No. 12 to the Registrant’s Registration Statement on Form N-1A (File No. 333-192288), as filed with the SEC via EDGAR Accession No. 0001144204-17-011613 on February 28, 2017.

(3)	Not applicable.

(4)	Agreement and Plan of Reorganization dated March 27, 2020 is filed herewith.

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(5)	See Article III and Article V of the Declaration of Trust, which is incorporated herein by reference to Exhibit (a)(3) to the Registrant’s Registration Statement on Form N-1A (File No. 333-192288), as filed with the SEC via EDGAR Accession No. 0001193125-13-438546 on November 12, 2013.

(6)(a)	Amended and Restated Investment Advisory Agreement dated June 14, 2018 between the Registrant and Reality Shares Advisors, LLC (the “Advisory Agreement”) is incorporated herein by reference to Exhibit (d) to Post-Effective Amendment No. 20 to the Registrant’s Registration Statement on Form N-1A (File No. 333-192288), as filed with the SEC via EDGAR Accession No. 0001144204-18-034834 on June 19, 2018.

(6)(b)	Revised Schedule A, dated September 13, 2018, to the Advisory Agreement is incorporated herein by reference to Exhibit (d)(2) to Post-Effective Amendment No. 23 to the Registrant’s Registration Statement on Form N-1A (File No. 333-192288), as filed with the SEC via EDGAR Accession No. 0001144204-18-056491 on October 31, 2018.

(7)(a)	Distribution Agreement dated April 16, 2018 between the Registrant and ALPS Distributors, Inc. (the “Distribution Agreement”) is incorporated herein by reference to Exhibit (e)(1) to Post-Effective Amendment No. 20 to the Registrant’s Registration Statement on Form N-1A (File No. 333-192288), as filed with the SEC via EDGAR Accession No. 0001144204-18-034834 on June 19, 2018.

(7)(b)	Amendment No. 1, effective as of June 15, 2018, to the Distribution Agreement is incorporated herein by reference to Exhibit (e)(2) to Post-Effective Amendment No. 20 to the Registrant’s Registration Statement on Form N-1A (File No. 333-192288), as filed with the SEC via EDGAR Accession No. 0001144204-18-034834 on June 19, 2018.

(7)(c)	Amendment No. 2, effective as of September 13, 2018, to the Distribution Agreement is incorporated herein by reference to Exhibit (e)(3) to Post-Effective Amendment No. 23 to the Registrant’s Registration Statement on Form N-1A (File No. 333-192288), as filed with the SEC via EDGAR Accession No. 0001144204-18-056491 on October 31, 2018.

(8)	Not applicable.

(9)(a)	Custody Agreement dated January 21, 2014 between the Registrant and The Bank of New York Mellon (the “Custody Agreement”) is incorporated herein by reference to Exhibit (g)(1) to Pre-Effective Amendment No. 3 to the Registrant’s Registration Statement on Form N-1A (File No. 333-192288), as filed with the SEC via EDGAR Accession No. 0001193125-14-260683 on July 3, 2014.

(9)(b)	Amendment and revised Schedule II, dated September 13, 2018, to the Custody Agreement is incorporated herein by reference to Exhibit (g)(2) to Post-Effective Amendment No. 23 to the Registrant’s Registration Statement on Form N-1A (File No. 333-192288), as filed with the SEC via EDGAR Accession No. 0001144204-18-056491 on October 31, 2018.

(10)	Not applicable.

(11)	Opinion and consent of counsel, Morgan, Lewis & Bockius LLP, regarding the legality of securities being issued, is incorporated herein by reference to Exhibit (11) to the Registrant’s Registration Statement on Form N-14 (File No. 333-235943), as filed with the SEC via EDGAR Accession No. 0001104659-20-004807 on January 16, 2020.

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(12)	Opinion and consent of counsel, Morgan, Lewis & Bockius LLP, regarding certain tax matters, is filed herewith.

(13)(a)	Fund Administration and Accounting Agreement dated January 21, 2014 between the Registrant and The Bank of New York Mellon (the “Administration Agreement”) is incorporated herein by reference to Exhibit (h)(1) to Pre-Effective Amendment No. 3 to the Registrant’s Registration Statement on Form N-1A (File No. 333-192288), as filed with the SEC via EDGAR Accession No. 0001193125-14-260683 on July 3, 2014.

(13)(b)	Amendment and revised Exhibit A, dated September 13, 2018, to the Administration Agreement is incorporated herein by reference to Exhibit (h)(2) to Post-Effective Amendment No. 23 to the Registrant’s Registration Statement on Form N-1A (File No. 333-192288), as filed with the SEC via EDGAR Accession No. 0001144204-18-056491 on October 31, 2018.

(13)(c)	Transfer Agency and Service Agreement dated January 21, 2014 between the Registrant and The Bank of New York Mellon (the “Transfer Agency Agreement”) is incorporated herein by reference to Exhibit (h)(3) to Pre-Effective Amendment No. 3 to the Registrant’s Registration Statement on Form N-1A (File No. 333-192288), as filed with the SEC via EDGAR Accession No. 0001193125-14-260683 on July 3, 2014.

(13)(d)	Amendment and revised Appendix I, dated September 13, 2018, to the Transfer Agency Agreement is incorporated herein by reference to Exhibit (h)(4) to Post-Effective Amendment No. 23 to the Registrant’s Registration Statement on Form N-1A (File No. 333-192288), as filed with the SEC via EDGAR Accession No. 0001144204-18-056491 on October 31, 2018.

(13)(e)	Chief Compliance Officer Services Agreement dated December 16, 2014 between the Registrant and ALPS Funds Services, Inc. (the “CCO Agreement”) is incorporated herein by reference to Exhibit (h)(5) to Post-Effective Amendment No. 2 to the Registrant’s Registration Statement on Form N-1A (File No. 333-192288), as filed with the SEC via EDGAR Accession No. 0001193125-14-446892 on December 18, 2014.

(13)(f)	Amendment, dated November 2, 2015, to the CCO Agreement is incorporated herein by reference to Exhibit (h)(7) to Post-Effective Amendment No. 10 to the Registrant’s Registration Statement on Form N-1A (File No. 333-192288), as filed with the SEC via EDGAR Accession No. 0001193125-16-482285 on February 26, 2016.

(13)(g)	Expense Limitation Agreement, effective as of March 10, 2016, between the Registrant and Reality Shares Advisors, LLC is incorporated herein by reference to Exhibit (13)(g) to the Registrant’s Registration Statement on Form N-14 (File No. 333-235943), as filed with the SEC via EDGAR Accession No. 0001104659-20-004807 on January 16, 2020.

(14)	Consent of independent registered public accountants, Cohen & Company, Ltd., is incorporated herein by reference to Exhibit (14) to Post-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form N-14 (File No. 333-235943), as filed with the SEC via EDGAR Accession No. 0001104659-20-027252 on February 28, 2020.

(15)	Not applicable.

(16)	Powers of Attorney for Trustees of the Registrant are incorporated herein by reference to Exhibit (16) of Post-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form N-14 (File No. 333-235943), as filed with the SEC via EDGAR Accession No. 0001104659-20-027252 on February 28, 2020.

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(17)(a)	Amended Code of Ethics for the Registrant is incorporated herein by reference to Exhibit (p)(1) to Post-Effective Amendment No. 12 to the Registrant’s Registration Statement on Form N-1A (File No. 333-192288), as filed with the SEC via EDGAR Accession No. 0001144204-17-011613 on February 28, 2017.

(17)(b)	Code of Ethics for Reality Shares Advisors, LLC is incorporated herein by reference to Exhibit (p)(2) to Pre-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form N-1A (File No. 333-192288), as filed with the SEC via EDGAR Accession No. 0001193125-14-039232 on February 6, 2014.

(17)(c)	Amended Code of Ethics for ALPS Distributors, Inc. dated December 19, 2014 is incorporated herein by reference to Exhibit (p)(4) to Post-Effective Amendment No. 10 to the Registrant’s Registration Statement on Form N-1A (File No. 333-192288), as filed with the SEC via EDGAR Accession No. 0001193125-16-482285 on February 26, 2016.

(17)(d)	Prospectus and Statement of Additional Information dated February 28, 2020 are incorporated by reference to Post-Effective Amendment No. 28 to the Registrant’s Registration Statement on Form N-1A (File No. 333-192288), as filed with the SEC via EDGAR Accession No. 0001104659-20-027130 on February 28, 2020.

(17)(e)	Annual Report to Shareholders dated October 31, 2019, and audited financial statements, are incorporated herein by reference to the Registrant’s Form N-CSR filing, as filed with the SEC via EDGAR Accession No. 0001104659-20-002324 on January 9, 2020.

Item 17.	Undertakings:

(1)	The Registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act, the reoffering prospectus will contain the information called for by the applicable registration form for the reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)	The Registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

(3)	The Registrant agrees to file by post-effective amendment the opinion of counsel regarding the tax consequences of the proposed reorganization required by Item 16(12) of Form N-14 within a reasonable time after receipt of such opinion.

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SIGNATURES

As required by the Securities Act of 1933, this Registration Statement has been signed on behalf of the Registrant, in the City of San Diego, and State of California on this 15th day of May, 2020.

REALITY SHARES ETF TRUST

By:	/s/ Eric Ervin
Eric Ervin
President (Principal Executive Officer)

As required by the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael S. Rosen*	Trustee	May 15, 2020
Michael Rosen

/s/ Nathaniel R. Singer*	Trustee	May 15, 2020
Nathaniel Singer

/s/ Robert Buscher*	Trustee	May 15, 2020
Robert Buscher

/s/ Eric Ervin	President (Principal Executive Officer)	May 15, 2020
Eric Ervin

/s/ Kasey Price	Treasurer (Principal Financial Officer and Principal Accounting Officer)	May 15, 2020
Kasey Price

*By:	/s/ Eric Ervin
Eric Ervin
Attorney-in-Fact

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